Exhibit 10.1

Dear Rick:

Congratulations on your job offer to become Executive Vice President and Chief Financial Officer of Real Mex Restaurants. This letter summarizes the job offer that was recently discussed with you.

•	Job Title: Executive Vice President and Chief Financial Officer, reporting to Dick Rivera, President and CEO of Real Mex Restaurants, Inc.

•	Salary: Your base salary will be based on an annualized rate of $325,000.00 and you will be paid $12,500.00 bi-weekly.

•	Signing Bonus: You will receive a $50,000 signing bonus within two weeks of your start date. In the event that you voluntarily resign from your position within 12 months of your start date you will be required to re-pay a pro-rated portion of the signing bonus, based on your term date.

•	Bonus Eligibility: You will be eligible for up to 50% of your base salary in bonus, based on the terms of the company’s bonus program, which is updated annually. Any bonus paid in 2010 would be prorated, based on your start date.

•	Stock Options: You will participate in the company’s stock option plan at a level commensurate with your responsibilities and standing as a senior officer of the company. Your option grant will be targeted to payout $1,500,000 at target performance and more if the target is exceeded. Vesting will occur as follows: one-half of your options will vest over a three year period, commencing from your start date, and one half will vest upon the company achieving its yearly budget targets (or cumulatively if a year is missed) based on FY 2010 – FY 2013.

•	Automobile Allowance: You will be provided with a comprehensive car benefit, which includes the following components: $700/month, which you will receive in increments of $323.08 each pay period (note: the car allowance will be prorated for your first month, based on your start date). In addition, you will be reimbursed for car expenses up to $8,500 per year for the following items: gasoline, repairs and maintenance, commuting toll road charges, auto insurance for your primary vehicle, car registration fees, and car washes. In accordance with IRS regulations, you will be taxed on all non-business automobile expenses.

•	Medical Benefits Insurance: You will be eligible for enrollment into the Company’s comprehensive medical insurance programs beginning on the first of the month following your hire date. As part of the senior management team, your insurance premiums for major medical will be discounted by more than half of what employees normally pay. In addition, you will be eligible for dental coverage at no cost to you. Enclosed is a thorough summary of insurance benefits available to you.

•	Life Insurance/Accidental Death and Dismemberment (AD & D) and Long Term Disability– If you enroll in either of the Anthem Blue Cross medical programs, you will be provided with $500,000 in Life & AD&D coverage. In addition, you will be provided with long term disability insurance, which pays 60% of your base salary up to a total of $15,000 per month ($10,000 max for a pre-existing condition) during a qualified disability leave.

•	Executive Medical: You will be eligible for reimbursement of up to $3,500 per year for medical expenses not covered under the Company’s major medical programs (i.e., co-pays, deductions, and out-of-pocket costs).

•	401(k)/Deferred Compensation Plans: You will have the option of participating in one of the company’s retirement programs. In 2010, you are eligible to enroll in the 401(k) plan after three months of service. You may defer up to 50% of your regular salary up to $16,500 on a pre-tax basis. A $5,500 catch-up contribution is allowed for individuals at least 50 years old in 2010. In 2011, you will no longer be eligible for the 401(k) plan due to the annual compensation limit established by the IRS. The other option is to immediately participate in the Company’s Deferred Compensation Plan, which is provided to the company’s highly compensated employees in lieu of a qualified plan. Participants may contribute up to 90% of regular salary and bonus on a pre-tax basis. Currently there is no match provided by the company on either the 401K or Deferred Comp Plans.

•	Meal Review Card: You will be issued a Meal Review Card, which will entitle you to dine at most Company restaurants. The card is used for business purposes. In addition, you will have personal use of the card. You will be provided with instructions (including restrictions) during your orientation.

•	Vacation: You will earn vacation time equivalent to four weeks per year, beginning on your first day of employment.

•	Relocation: The Company will reimburse your moving expenses up to $75,000 for the following items:
•	Full service move from Colorado to Southern California
•	Closing costs on the sale of current home and purchase of new home
•	Temporary housing up to six months
•	House hunting expenses for family to come to California

In the event you decide not to sell your Colorado home, you will be eligible to receive $50,000, less any of the expenses above. You will need to make a decision within 6-months of your start date. Should you voluntarily resign from your postion within 18 months of your start date, you will be required to repay relocation expenses according to company policy: during the first 12 months, 100% of relocation expenses must to be reimbursed; from 12 months through 18 months, 50% of relocation expenses are to be reimbursed.

•	Severance Period: If your employment is terminated involuntarily by the company for any reason other than cause, you will be eligible for severance pay equal to 12 months of your base salary. In addition, you will be provided with continuation of major medical insurance benefits for 12 months, subject to the terms of the company’s severance plan, which you will be required to sign at the time of your separation.

Rick, the bullet points above summarize the substantive points of the job offer that has been discussed with you. If you have any questions, please don’t hesitate to contact me. I can be reached on my Cell phone-949.302.8508. On behalf of Dick Rivera and the senior management team, I want to convey that we are excited at the prospect that you will be joining Real Mex Restaurants.

Sincerely,
/s/ Steven K. Wallace
Steven K. Wallace
Senior Vice President, Human Resources

Please sign below to indicate your acceptance of this job offer and return my to attention.

/s/ Rick Dutkiewicz                  March 17, 2010
Rick Dutkiewicz Signature